INITIAL CAPITAL AGREEMENT

The Advisors' Inner Circle Fund III (the "Trust"), a Delaware statutory trust, and Michael P. Hayden, an individual, hereby agree as of March 4, 2014, as follows:

     1. In order to provide the Trust with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, Michael P. Hayden is hereby purchasing from the Trust 5,000 shares of beneficial interest, no par value, of each of the NorthPointe Small Cap Value Fund and the NorthPointe Large Cap Value Fund, each a series of the Trust (the "Shares"), at a purchase price of $10.00 per share, for a total purchase price of $100,000. Michael
          P. Hayden hereby acknowledges the receipt of the Shares, and the Trust hereby acknowledges receipt from Michael P. Hayden of funds in the amount of $100,000 for such series of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

     2. Michael P. Hayden is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), on the basis that the sale of such Shares will be exempt under Section 4(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on Michael P. Hayden's representation and warranty to the Trust that the Shares are being acquired for Michael P. Hayden's own account for investment purposes and not with a view to the distribution or redemption thereof, and that Michael P. Hayden has no present intention to dispose of the Shares. Michael P. Hayden further represents that he will not take any action that will subject the sale of the Shares to the registration provisions of the 1933 Act.


                            [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the 4th day of March, 2014.


Attest: Dianne M. Descoteaux                THE ADVISORS' INNER CIRCLE FUND III

/s/ Dianne M. Descoteaux                    By: /s/ Michael Beattie
----------------------------                ------------------------------------
Dianne M. Descoteaux                        Michael Beattie
Vice President and Secretary                President


Attest: Peter Cahill                        MICHAEL P. HAYDEN

/S/ PETER CAHILL                            By: /s/ Michael P. Hayden
----------------------------                ------------------------------------
Peter Cahill                                Michael P. Hayden
Chief Investment Officer                    Chief Executive Officer
NorthPointe Capital, LLC                    NorthPointe Capital, LLC






SIGNATURE PAGE -- THE ADVISORS' INNER CIRCLE FUND III INITIAL CAPITAL AGREEMENT